Constellium Constellium Switzerland AG Max Högger-Strasso 6 CH-8048 Zürich Swtzerland T441 (0) 44 438 66 00 ww constellumcom Personal/Confidential Ms. Ingrid Jörg Addendum to Employment Contract Dear Ingrid To express our appreciation for all the hard work you have - and continue to - put in and to recognize your career progression within Constellium Switzerland AG, we are pleased to promote you to the position of Executive Vice President & Chief Operating Officer, effective Septermber 1, 2023. Your gross annual base salary will be increased to CHF 850.000,- - and your target EPA bonus will be increased to 90% of your gross annual base salary. You will continue to be eligible to join the Constellium Long Term Incentive Plan. The next salary review will take place in April 2024. All other terms and conditions of your contract of employment dated December 12, 2014 remain unchanged. You are a key pillar within the Constellium Leadership Team and we are grateful for the high level of loyalty and the dedication you demonstrate during your tenure with Constellium. Thank you very much. Best regards, Zurich, July 24, 2023 Constelium Switzerland AG 2Peter Ith Senior Director Legal Services Chi-Meei Bugnion Head of Finance CSAG

Constellium Acknowledged and accepted: Date/Location 4) IngridJör